Exhibit 99.1

For immediate release July 27, 2006	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR THE
SECOND QUARTER AND FIRST SIX MONTHS OF 2006
Mayfield Village, Ohio, July 27, 2006 – Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2006.
Net income for the quarter ended June 30, 2006 was $3,545,000, or $.61 per diluted share, compared to $3,696,000, or $.64 per diluted share, for the comparable period in 2005. Net sales in the second quarter 2006 were $56,098,000, an increase of 6% from last year’s $52,692,000.
Net income for the six months ended June 30, 2006 was $6,029,000, or $1.04 per diluted share, compared to the prior year’s $6,924,000, or $1.20 per diluted share. Net sales increased 5% to $108,733,000 for the first six months of 2006 compared to $103,464,000 in 2005.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Sales improved for the quarter by 5% and for the first six months by 4%, excluding the favorable impact of currency. These sales increases were driven by our foreign operations. Our domestic sales in the first half were lower than last year due to an exceptionally strong first quarter in 2005. Our costs and expenses continue at a higher rate due to rising raw material costs, the cost of energy, higher product testing costs, compliance costs, and our continued investment in our employees.
Sales were more than 6% higher than the previous quarter while our costs and expenses remained relatively flat. Our domestic sales improved 2% over the first quarter due to continued strong sales in the energy market and improvement in fiber-to-the-premise sales.
We expect to recover a portion of the rising costs through price increases effective in the third quarter. Our progress on a new production process and alternative raw materials continues to move forward, although we do not expect to fully benefit from these improvements until next year.”

PAGE 2 / PLP ANNOUNCES SECOND QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2006. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)

	Three month periods		Six month periods
In thousands, except per share data	ended June 30,		ended June 30,
	2006	2005	2006	2005

Net sales	$56,098	$52,692	$108,733	$103,464
Cost of products sold	37,652	35,275	73,816	69,420

GROSS PROFIT	18,446	17,417	34,917	34,044

Costs and expenses
Selling	5,630	5,519	11,397	10,574
General and administrative	5,880	5,552	11,698	10,479
Research and engineering	2,006	1,527	3,879	3,070
Other operating expenses (income) — net	121	(185)	182	(70)

	13,637	12,413	27,156	24,053

Royalty income — net	371	345	717	537

OPERATING INCOME	5,180	5,349	8,478	10,528

Other income (expense)
Interest income	353	241	755	454
Interest expense	(133)	(86)	(235)	(180)
Other expense — net	(15)	(27)	(34)	(54)

	205	128	486	220

INCOME BEFORE INCOME TAXES	5,385	5,477	8,964	10,748

Income taxes	1,840	1,781	2,935	3,824

NET INCOME	$3,545	$3,696	$6,029	$6,924

Net income per share — basic	$0.62	$0.65	$1.05	$1.21

Net income per share — diluted	$0.61	$0.64	$1.04	$1.20

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

Average number of shares outstanding — basic	5,720	5,726	5,725	5,723

Average number of shares outstanding — diluted	5,766	5,784	5,776	5,778

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
Thousands of dollars, except share data	2006	2005

ASSETS
Cash and cash equivalents	$34,424	$39,592
Accounts receivable, less allowances of $942 ($789 in 2005)	34,975	26,481
Inventories-net	38,655	37,618
Deferred income taxes	3,912	3,870
Prepaids and other	3,094	2,832

TOTAL CURRENT ASSETS	115,060	110,393

Property and equipment — net	52,432	48,804
Deferred income taxes	2,460	2,060
Goodwill — net	2,027	2,018
Patents and other intangibles — net	2,709	2,871
Other assets	2,453	2,401

TOTAL ASSETS	$177,141	$168,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable to banks	$2,714	$1,156
Current portion of long-term debt	3,320	4,806
Trade accounts payable	13,416	10,878
Accrued compensation and amounts withheld from employees	6,036	5,161
Accrued expenses and other liabilities	5,243	6,406
Accrued profit-sharing and pension contributions	3,704	4,290
Dividends payable	1,145	1,147
Income taxes	1,226	881
Deferred income taxes	12	—

TOTAL CURRENT LIABILITIES	36,816	34,725

Long-term debt, less current portion	1,925	122
Deferred income taxes	390	157

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,724,570 and 5,734,797 outstanding, net of 0 and 511,159 treasury shares at par, respectively	11,449	11,470
Paid in capital	1,448	1,237
Retained earnings	138,617	135,481
Accumulated other comprehensive loss	(13,504)	(14,645)

TOTAL SHAREHOLDERS’ EQUITY	138,010	133,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$177,141	$168,547